Exhibit 23.3
Cawley, Gillespie & Associates, Inc.
PETROLEUM CONSULTANTS
302 FORT WORTH CLUB BUILDING
306 WEST SEVENTH STREET
FORT WORTH, TEXAS 76102-4987
(817) 336-2461
CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.
     The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-144512) of Approach Resources Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Approach Resources Inc.’s oil and gas reserves as of December 31, 2004 and December 31, 2005.
     We further consent to the reference to this firm under heading “Experts.”

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
September 7, 2007